Exhibit 99.1

USPTO Grants 24th US Patent to Finjan Expanding Coverage for Pioneering Malicious Mobile Code Protection Technologies
Bolstering Patent Coverage Related to Protection of Network Accessible Devices
EAST PALO ALTO, CA -- (Marketwired) -- 11/18/15 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, today announced that the United States Patent and Trademark Office (USPTO) has granted its subsidiary, Finjan, Inc., with U.S. Patent No. 9,189,621 (the '621 Patent) covering malicious mobile code runtime monitoring system and methods. Personal data is at constant risk given the rapid growth of connected devices as well as content available on the internet. Given this, the unprecedented challenge of keeping data secure otherwise known as cybersecurity is becoming more relevant with each passing day.
“Finjan’s early investments in R&D and product development of – then disruptive – malware protection technologies continue to be recognized by the US Patent and Trademark Office as we just learned with the issuance of the 24th patent to our U.S. portfolio,” said Finjan's President & CEO, Phil Hartstein. “This expands coverage in our growing list of cybersecurity technologies covered by more than 40 patents worldwide."
The '621 Patent provides protection systems and methods capable of protecting a personal computer or other network accessible devices from malicious operations that might otherwise be influenced by remotely operable code. Remotely operable code that is protectable can include downloadable application programs, program code groupings as well as software components such as JavaTM applets and ActiveXTM controls. Protection can also be provided interactively, automatically or mixed configurable manner using protected client, server or other parameters.
ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

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Media Contact:
Nicholas Gaffney | Zumado Public Relations
(415) 732-7801 | ngaffney@zumado.com

Investor Contact:
Alan Sheinwald or Valter Pinto | Capital Markets Group LLC
Vanessa Winter | Finjan
(650) 282-3245 | investors@finjan.com